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                                                                      Exhibit 11


                              WOLVERINE TUBE, INC.
                       COMPUTATION OF EARNINGS PER SHARE

                    (In thousands, except per share amounts)



                                                  Three-month period ended:     Six-month period ended:
                                                  ------------------------      ----------------------

                                                     June 29,      July 1,       June 29,       July 1,
                                                       1996         1995           1996          1995
                                                     -------      -------        -------       -------
 Net income applicable to common
   shares........................................    $10,364      $ 8,857        $20,557       $17,919
                                                     =======      =======        =======       =======
 Weighted average common shares
   outstanding...................................     13,736       13,604         13,705        13,552

 Common equivalent shares
   outstanding...................................        405          491            474           502
                                                     -------      -------        -------       -------
 Weighted average common and common
   equivalent shares outstanding (1).............     14,141       14,095         14,179        14,054
                                                     =======      =======        =======       =======
 Net income per common
   share.........................................    $   .73      $   .63        $  1.45       $  1.28
                                                     =======      =======        =======       =======

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(1)      Represents shares issuable upon the exercise of stock options based upon the treasury stock method using the average market price. As fully diluted shares outstanding are the same as primary shares outstanding for all periods presented, net income per common share on a fully-diluted basis is not separately presented.